Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact
Ms. Jean M. Nelson
Executive Vice-President and Chief Financial Officer
817-831-5030
VIRBAC CORPORATION APPOINTS SPECIAL COMMITTEE OF
BOARD OF DIRECTORS TO REVIEW TERMS OF TENDER OFFER BY
VIRBAC S.A.
Fort Worth, Texas, March 14, 2006 — Virbac Corporation (PK: VBAC), a leading provider of veterinary products, today announced that its Board of Directors has formed a special committee of independent directors to review, evaluate and negotiate Virbac S.A.’s proposal to acquire the 39.7% of the outstanding shares of the Company’s common stock not already owned by Virbac S.A. or its affiliates. The Special Committee consists of three current members of the Board of Directors, namely Richard W. Pickert, Alec L. Poitevint, II and Jean N. Willk, none of whom have any current or prior affiliation with or interest in Virbac S.A. or its affiliates.
The Special Committee has engaged Houlihan Lokey Howard & Zukin Capital, Inc. as financial advisor to assist the Special Committee in this process. The Special Committee is further authorized to negotiate the terms of Virbac S.A.’s proposal and to make a recommendation to Virbac Corporation’s Board of Directors and/or its public stockholders as to whether to accept Virbac S.A.’s proposal or any other proposal made by Virbac S.A. and/or its affiliates to acquire Virbac Corporation’s common stock held by public stockholders.
About Virbac Corporation:
Virbac Corporation, located in Fort Worth, Texas, manufactures, markets and distributes leading veterinary products under the brand names of Soloxine®, C.E.T.® Home Dental Care, the Allerderm line of dermatology products, IVERHART® Plus Flavored Chewables, and Preventic®. For more information on Virbac and its products, please visit www.virbaccorp.com.
About Virbac S.A.:
Founded in 1968 and located in Carros, France, nearby Nice, Virbac S.A. is a global pharmaceutical company dedicated exclusively to animal health. It ranks 9th among veterinary companies worldwide. Its large range of biological and pharmaceutical products offers treatment and prevention for companion and food producing animal main pathologies. With 24 subsidiaries, Virbac products are sold in more than 100 countries and the Group employs over 2,260 worldwide. Virbac S.A. has been listed on the Paris stock exchange, since 1985 (now Euronext® ).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of risks and uncertainties. These forward-looking statements are often characterized by the terms “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” and other words and terms of similar meaning and do not reflect historical facts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In addition, factors that could affect the business and financial results of the Company include, but are not limited to, the following: the results of research and development activities; decisions by regulatory authorities, including the U.S. Food and Drug Administration and the Environmental Protection Agency, regarding whether and when to approve the Company’s drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of Virbac’s products; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for the Company’s products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products by veterinarians; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; and uncertainties regarding the Company’s ability to comply with financial and other covenants required under its credit agreement. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
*****